FORM OF AGREEMENT

                                AGENCY AGREEMENT


         THIS AGREEMENT made the 11th day of July, 2005, by and between THE ARBITRAGE FUND, a business trust existing under the laws of the State of Delaware, having its principal place of business at 650 Fifth Avenue, New York, NY (the "Fund"), and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 ("DST"):

                                   WITNESSETH:

         WHEREAS, the Fund desires to appoint DST as Transfer Agent and Dividend Disbursing Agent, and DST desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  DOCUMENTS TO BE FILED WITH APPOINTMENT.

    In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Fund, there will be filed with DST the following documents:

    A. A certified copy of the resolutions of the Board of Trustees of the Fund appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign stock certificates, if any, and give written instructions and requests on behalf of the Fund;

    B. A certified copy of the Declaration of Trust of the Fund and all amendments thereto;

    C.  A certified copy of the Bylaws of the Fund;

    D. Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission.

    E. Specimens of all forms of outstanding stock certificates, in the forms approved by the Board of Trustees of the Fund, with a certificate of the Secretary of the Fund, as to such approval;

    F. Specimens of the signatures of the officers of the Fund authorized to sign stock certificates and individuals authorized to sign written instructions and requests;

    G.  An opinion of counsel for the Fund with respect to:

        (1) The Fund's organization and existence under the laws of its state of organization,

        (2) The status of all shares of stock of the Fund covered by the appointment under the Securities Act of 1933, as amended, and any other applicable federal or state statute, and

        (3) That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.

2.   CERTAIN REPRESENTATIONS AND WARRANTIES OF DST.

    DST represents and warrants to the Fund that:

    A. It is a corporation duly organized and existing and in good standing under the laws of Delaware.

    B.  It is duly qualified to carry on its business in the State of Missouri.

    C. It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform the services contemplated in this Agreement.

    D. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.

    E. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

    F. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.  CERTAIN REPRESENTATIONS AND WARRANTIES OF THE FUND.

    The Fund represents and warrants to DST that:

    A. It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

    B. It is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended.

    C. A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of the Fund being offered for sale.

    D. All requisite steps have been and will continue to be taken to register the Fund's shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state.

    E. The Fund is empowered under applicable laws and by its charter and Bylaws to enter into and perform this Agreement.

4. SCOPE OF APPOINTMENT.

    A. Subject to the conditions set forth in this Agreement, the Fund hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.

    B. DST hereby accepts such appointment and agrees that it will act as the Fund's Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with the Fund's periodic withdrawal payment accounts and other open accounts or similar plans for shareholders, if any.

    C. The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

    D. DST, utilizing TA2000TM, DST's computerized data processing system for securityholder accounting (the "TA2000 System"), will perform the following services as transfer and dividend disbursing agent for the Fund, and as agent of the Fund for shareholder accounts thereof, in a timely manner: (i) issuing (including countersigning), transferring and canceling share certificates; (ii) maintaining on the TA2000 System shareholder accounts; (iii) accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation ("NSCC") on behalf of NSCC's participants, including the Funds), in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iv) issuing instructions to the Funds' banks for the settlement of transactions between the Funds and NSCC (acting on behalf of its broker-dealer and bank participants); (v) providing account and transaction information from each affected Fund's records on TA2000 in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; (vi) maintaining shareholder accounts on TA2000 through Networking; (vii) providing transaction journals; (viii) once annually preparing shareholder meeting lists for use in connection with the annual meeting and certifying a copy of such list; (ix) mailing shareholder reports and prospectuses; (x) withholding, as required by federal law, taxes on shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S and performing and paying backup withholding as required for all shareholders; (xi) disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of the Fund; (xii) preparing and mailing confirmation forms to shareholders and dealers, as instructed, for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders' accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company; (xiv) maintaining those records necessary to carry out DST's duties hereunder, including all information reasonably required by the Fund to account for all transactions in the Fund shares;
        (xv) calculating the appropriate sales charge with respect to each purchase of the Fund shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund's principal underwriter or distributor (hereinafter "principal underwriter") or an Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such principal underwriter and disbursing such commissions to the principal underwriter; (xvi) receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding promptly to shareholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of shareholder statements to shareholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvii) processing, generally on the date of receipt, purchases or redemptions or instructions to settle any mail or wire order purchases or redemptions received in proper order as set forth in the prospectus, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined), and causing exchanges of shares to be executed in accordance with the instructions of Authorized Persons, the applicable prospectus and the general exchange privilege applicable; (xviii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000; and (xix) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000.

    E. At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D. in connection with transactions (i) on behalf of retirement plans and participants in retirement plans and transactions ordered by brokers as part of a "no transaction fee" program ("NTF"), the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform shareholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan, non-NTF and pre-nightly transactions, (the "Exception Services").

    F. DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund's instructions, prospectus or application as amended from time to time, for the Fund provided (i) DST is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST's cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

    G.  The Fund shall add new series to the TA2000 System upon at least thirty
        (30) days' prior written notice to DST provided that the requirements of the new series are generally consistent with services then being provided by DST under this Agreement. Rates or charges for additional series shall be as set forth in Exhibit A, as hereinafter defined, for the remainder of the contract term except as such series use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST's then-standard pricing schedule.

5. LIMIT OF AUTHORITY.

    Unless otherwise expressly limited by the resolution of appointment or by subsequent action by the Fund, the appointment of DST as Transfer Agent will be construed to cover the full amount of authorized stock of the class or classes for which DST is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount.

    In case of such increase the Fund will file with DST:

    A. If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Trustees of the Fund increasing the authority of DST;

    B. A certified copy of the amendment to the Declaration of Trust of the Fund authorizing the increase of stock;

    C. A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock, and an opinion of counsel that the order or consent of no other governmental or regulatory authority is required;

    D.  Opinion of counsel for the Fund stating:

            (1) The status of the additional shares of stock of the Fund under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and

            (2) That the additional shares are, or when issued will be, validly issued, fully paid and nonassessable.

6.  COMPENSATION AND EXPENSES.

    A. In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent, the Fund will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements ("Compensation and Expenses") incurred in connection with the agency. Such compensation is set forth in a separate schedule to be agreed to by the Fund and DST, a copy of which is attached hereto as Exhibit A. If the Fund has not paid such Compensation and Expenses to DST within a reasonable time, DST may charge against any monies held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement.

    B. The Fund also agrees promptly to reimburse DST for all reasonable billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, outside printing and mailing firms (including DST Output, LLC), magnetic tapes, reels or cartridges (if sent to the Fund or to a third party at the Fund's request) and magnetic tape handling charges, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund's request at the Fund's or a third party's premises, telecommunications equipment, telephone/telecommunication lines between the Fund and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and National

        Securities Clearing Corporation ("NSCC") transaction fees to the extent any of the foregoing are paid by DST. The Fund agrees to pay postage expenses at least one day in advance if so requested. In addition, any other expenses incurred by DST at the request or with the consent of the Fund will be promptly reimbursed by the Fund.

    C.  Amounts due hereunder shall be due and paid on or before the thirtieth
        (30th) business day after receipt of the statement therefor by the Fund (the "Due Date"). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, the Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund's or DST's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

    D. In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which DST provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

    E. The fees and charges set forth on Exhibit A shall increase or may be increased as follows:

            (1) On the first day of each new term, in accordance with the "Fee
                Increases" provision in Exhibit A;

            (2) DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;

            (3) DST may charge for additional features of TA2000 used by the
                Fund which features are not consistent with the Fund's current processing requirements; and

            (4) In the event DST, at the Fund's request or direction, performs
                Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST's cost of performance.

                  If DST notifies the Fund of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Fund's aliquot portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.

                  If DST notifies the Fund of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.  OPERATION OF DST SYSTEM.

    In connection with the performance of its services under this Agreement, DST is responsible for such items as:

    A. That entries in DST's records, and in the Fund's records on the TA2000 System created by DST, reflect the orders, instructions, and other information received by DST from the Fund, the Fund's distributor, manager or principal underwriter, the Fund's investment adviser, the Fund's sponsor, the Fund's custodian, or the Fund's administrator (each an "Authorized Person"), broker-dealers or shareholders;

    B. That shareholder lists, shareholder account verifications, confirmations and other shareholder account information to be produced from its records or data be available and accurately reflect the data in the Fund's records on the TA2000 System;

    C. The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Fund and the data in the Fund's records on the TA2000 System;

    D. That redemption transactions and payments be effected timely, under normal circumstances on the day of receipt, and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or shareholders and the data in the Fund's records on the TA2000 System;

    E. The deposit daily in the Fund's appropriate special bank account of all checks and payments received by DST from NSCC, broker-dealers or shareholders for investment in shares;

    F. Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of shareholder instructions, but DST will discuss with the Fund DST's accepting liability for an "as of" on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is "material", as hereinafter defined, and, under the particular facts at issue, DST in its discretion believes DST's conduct was culpable and DST's conduct is the sole cause of the loss. A loss is "material" for purposes of this
        Section 7.F. when it results in a pricing error on a given day which is
        (i) greater than a negligible amount per shareholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (_%) times Fund's Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST concludes that it should contribute to the settlement of a loss, DST's responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class);

    G. The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of shareholder accounts, transfers, redemptions and other shareholder account transactions, all in conformance with DST's present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, and Signature Guarantee Procedures (collectively the "Procedures") with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or principal underwriter, or its or DST's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

    H. The maintenance of customary records in connection with its agency, and particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any; and

    I. The maintenance of a current, duplicate set of the Fund's essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

8.  INDEMNIFICATION.

    A. DST shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement. DST shall provide its services as Transfer Agent in accordance with Section 17A of the Securities Exchange Act of 1934, and the rules and regulations thereunder. In the absence of bad faith, willful misconduct, knowing violations of applicable law pertaining to the manner in which transfer agency services are to be performed by DST (excluding any violations arising directly or indirectly out of the actions or omissions to act of third parties unaffiliated with DST), reckless disregard of the performance of its duties, or negligence on its part, DST shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. For those activities or actions delineated in the Procedures, DST shall be presumed to have used reasonable care, due diligence and acted in good faith if it has acted in accordance with the Procedures, copies of which have been provided to the Fund and reviewed and approved by the Fund's counsel, as amended from time to time with approval of counsel, or for any deviation therefrom approved by the Fund or DST counsel.

    B. DST shall not be responsible for, and the Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable, arising out of or attributable to:

            (1) All actions of DST required to be taken by DST pursuant to this
                Agreement, provided that DST has acted in good faith and with due diligence and reasonable care;

            (2) The Fund's refusal or failure to comply with the terms of this
                Agreement, the Fund's negligence or willful misconduct, or the breach of any representation or warranty of the Fund hereunder;

            (3) The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing (see Exhibit B) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST's good faith reliance on, or use of, information, data, records and documents received from, or which have been prepared and/or maintained by the Fund, its investment advisor, its sponsor or its principal underwriter;

            (4) Defaults by dealers or shareowners with respect to payment for share orders previously entered;

            (5) The offer or sale of the Fund's shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state (unless such violation results from DST's failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be permitted to remain in the Fund's securityholder records in or to residents of such state);

            (6) The Fund's errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the "DST Facilities"), and control procedures relating thereto in the verification of output and in the remote input of data;

            (7) Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Fund's records, shareholder and other records, delivered to DST hereunder by the Fund or its prior agent(s);

            (8) Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 21 hereof;

            (9) DST's performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence; and

           (10) Any inaccuracies in dates in Fund's shareholder information or history as converted, or any (i) difficulties or inability of DST or any third party to manipulate or process date data, or
                (ii) lack of functionality (including any errors resulting from the "windowing" (currently 1950 to 2049) of client's historical records or non-Year 2000 compliant data provided to DST by third parties) which, in case of (i) or (ii) above, arises out of or results from the failure of Fund's records to contain date data feeds in an eight digit, full century format, or any other such Year 2000 complaint format for data feeds specified from time to time by DST.

    C. Except where DST is entitled to indemnification under Section 8.B. hereof and with respect to "as ofs" set forth in Section 7.F., DST shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of DST's failure to comply with the terms of this Agreement or arising out of or attributable to DST's negligence or willful misconduct or breach of any representation or warranty of DST hereunder; provided, however, that DST's cumulative liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Fund to DST as fees and charges, but not including reimbursable expenses, during the six (6) months immediately preceding the event giving rise to DST's liability.

    D. IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY, FOR CONSEQUENTIAL DAMAGES FOR ANY ACT OR FAILURE TO ACT UNDER ANY PROVISION OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

    E. Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party's sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

9.  CERTAIN COVENANTS OF DST AND THE FUND.

    A. All requisite steps will be taken by the Fund from time to time when and as necessary to register the Fund's shares for sale in all states in which the Fund's shares shall at the time be offered for sale and require registration. If at any time the Fund will receive notice of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund's shares, the Fund will give prompt notice thereof to DST.

    B. DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices, and to carry such insurance as it considers adequate and reasonably available.

    C. To the extent required by Section 31 of the Investment Company Act of 1940 as amended and Rules thereunder, DST agrees that all records maintained by DST relating to the services to be performed by DST under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

    D. DST agrees to furnish the Fund annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Fund. The annual financial statements will be certified by DST's certified public accountants.

    E. DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the investment company industry relating to shareholder services and will use its reasonable efforts to continue to modernize and improve.

    F. DST will permit the Fund and its authorized representatives (subject to execution of DST's standard confidentiality and non-use agreement) to make periodic inspections of its operations as such would involve the Fund at reasonable times during business hours. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Fund to obtain, INTER ALIA, information and records relating to DST's performance of its Compliance + Program obligations and to inspect DST's operations for purposes of the Program." Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Fund.

    G. DST agrees to use its reasonable efforts to provide in Kansas City at the Fund's expense two (2) man weeks of training for the Fund's personnel in connection with use and operation of the TA2000 System. All travel and reimbursable expenses incurred by the Fund's personnel in connection with and during training at DST's Facility shall be borne by the Fund. At the Fund's option and expense, DST also agrees to use its reasonable efforts to provide an additional two (2) man weeks of training at the Fund's facility for the Fund's personnel in connection with the conversion to the TA2000 System. Reasonable travel, per diem and reimbursable expenses incurred by DST personnel in connection with and during training at the Fund's facility or in connection with the conversion shall be borne by the Fund.

10. RECAPITALIZATION OR READJUSTMENT.

         In case of any recapitalization, readjustment or other change in the capital structure of the Fund requiring a change in the form of stock certificates, DST will issue or register certificates in the new form in exchange for, or in transfer of, the outstanding certificates in the old form, upon receiving:

         A.       Written instructions from an officer of the Fund;

         B. Certified copy of the amendment to the Declaration of Trust or other document effecting the change;

         C. Certified copy of the order or consent of each governmental or regulatory authority, required by law to the issuance of the stock in the new form, and an opinion of counsel that the order or consent of no other government or regulatory authority is required;

         D. Specimens of the new certificates in the form approved by the Board of Trustees of the Fund, with a certificate of the Secretary of the Fund as to such approval;

         E.       Opinion of counsel for the Fund stating:

                  (1) The status of the shares of stock of the Fund in the new form under the Securities Act of 1933, as amended and any other applicable federal or state statute; and

                  (2) That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.

11.      STOCK CERTIFICATES.

         The Fund will furnish DST with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of DST. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof.

12. DEATH, RESIGNATION OR REMOVAL OF SIGNING OFFICER.

         The Fund will file promptly with DST written notice of any change in the officers authorized to sign stock certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer. In case any officer of the Fund who will have signed manually or whose facsimile signature will have been affixed to blank stock certificates will die, resign, or be removed prior to the issuance of such certificates, DST may issue or register such stock certificates as the stock certificates of the Fund notwithstanding such death, resignation, or removal, until specifically directed to the contrary by the Fund in writing. In the absence of such direction, the Fund will file promptly with DST such approval, adoption, or ratification as may be required by law.

13. FUTURE AMENDMENTS OF CHARTER AND BYLAWS.

         The Fund will promptly file with DST copies of all material amendments to its Declaration of Trust or Bylaws made after the date of this Agreement.

14. INSTRUCTIONS, OPINION OF COUNSEL AND SIGNATURES.

         At any time DST may apply to any person authorized by the Fund to give instructions to DST, and may with the approval of a Fund officer consult with legal counsel for the Fund, or DST's own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. It will also be protected in recognizing stock certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former Transfer Agent or Registrar, or of a co-Transfer Agent or co-Registrar.

15. FORCE MAJEURE AND DISASTER RECOVERY PLANS.

    A. DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to DST's reasonable control which prevents or hinders DST's performance hereunder.

    B. DST currently maintains an agreement with a third party whereby DST is to be permitted to use on a "shared use" basis a "hot site" (the "Recovery Facility") maintained by such party in event of a disaster rendering the DST Facilities inoperable. DST has developed and is continually revising a business contingency plan (the "Business Contingency Plan") detailing which, how, when, and by whom data maintained by DST at the DST Facilities will be installed and operated at the Recovery Facility. Provided the Fund is paying its pro rata portion of the charge therefor, DST would, in event of a disaster rendering the DST Facilities inoperable, use reasonable efforts to convert the TA2000 System containing the designated the Fund data to the computers at the Recovery Facility in accordance with the then current Business Contingency Plan.

    C. DST also currently maintains, separate from the area in which the operations which provides the services to the Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST's Business Contingency Plan.

16. CERTIFICATION OF DOCUMENTS.

         The required copy of the Declaration of Trust of the Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of Organization, and if such Declaration of Trust and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Fund, will be certified by the Secretary or an Assistant Secretary of the Fund under the Fund's seal.

17. RECORDS.

         DST will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any.

18. DISPOSITION OF BOOKS, RECORDS AND CANCELED CERTIFICATES.

         DST may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes and stock certificates which have been canceled in transfer or in exchange, upon the understanding that such books, documents, records, and stock certificates will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the Securities Exchange Act of 1934, including by way of example and not limitation
         Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

19. PROVISIONS RELATING TO DST AS TRANSFER AGENT.

    A. DST will make original issues of stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, an opinion of counsel as outlined in subparagraphs 1.D. and G. of this Agreement, any documents required by Sections 5. or 10. of this Agreement, and necessary funds for the payment of any original issue tax.

    B. Before making any original issue of certificates the Fund will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Fund will furnish DST such evidence as may be required by DST to show the actual value of the stock. If no taxes are payable DST will be furnished with an opinion of outside counsel to that effect.

    C. Shares of stock will be transferred and new certificates issued in transfer, or shares of stock accepted for redemption and funds remitted therefor, or book entry transfer be effected, upon surrender of the old certificates in form or receipt by DST of instructions deemed by DST properly endorsed for transfer or redemption accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting transfers or redemptions, rely upon the Procedures, Fund in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of shareholder's accounts, DST will not be liable for any loss which may arise by reason of not having such records.

    D. When mail is used for delivery of stock certificates, DST will forward stock certificates in "nonnegotiable" form by first class or registered mail and stock certificates in "negotiable" form by registered mail, all such mail deliveries to be covered while in transit to the addressee by insurance arranged for by DST.

    E. DST will issue and mail subscription warrants, certificates representing stock dividends, exchanges or split ups, or act as Conversion Agent upon receiving written instructions from any officer of the Fund and such other documents as DST deems necessary.

    F. DST will issue, transfer, and split up certificates and will issue certificates of stock representing full shares upon surrender of scrip certificates aggregating one full share or more when presented to DST for that purpose upon receiving written instructions from an officer of the Fund and such other documents as DST may deem necessary.

    G. DST may issue new certificates in place of certificates represented to have been lost, destroyed, stolen or otherwise wrongfully taken upon receiving instructions from the Fund and indemnity satisfactory to DST and the Fund, and may issue new certificates in exchange for, and upon surrender of, mutilated certificates. Such instructions from the Fund will be in such form as will be approved by the Board of Trustees of the Fund and will be in accordance with the provisions of law and the bylaws of the Fund governing such matter.

    H. DST will supply a shareholder's list to the Fund for its annual meeting upon receiving a request from an officer of the Fund. It will also, at the expense of the Fund, supply lists at such other times as may be requested by an officer of the Fund.

    I. Upon receipt of written instructions of an officer of the Fund, DST will, at the expense of the Fund, address and mail notices to shareholders.

    J. In case of any request or demand for the inspection of the stock books of the Fund or any other books in the possession of DST, DST will endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

    (K) (1) DST shall assist the Fund to fulfill the Fund's responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, Securities Act of 1933, Securities and Exchange Act of 1934, and Investment Company Act of 1940, including, INTER ALIA, Rule 38a-1, by complying with Compliance +(TM), a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the "Compliance + Program"), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost shareholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide you with written notice of any such changes.

        (2) DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST's performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that our employees act in accordance with the Compliance + Program, and (iii) provide you with written notice of any material changes made to the Program as attached hereto.

        (3) Notwithstanding the foregoing, DST's obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on your behalf under the Compliance + Program or under this Agreement shall remain your sole obligation.

20. PROVISIONS RELATING TO DIVIDEND DISBURSING AND PAYING AGENCY.

    A. DST will, at the expense of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size convenient for use by DST.

    B. If the Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Fund.

    C. If the Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST. If stamped envelopes are used, they must be furnished by the Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.

    D. DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the "Bank") into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse ("ACH"), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST's obligations under this Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

    E. DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

21. ASSUMPTION OF DUTIES BY THE FUND OR AGENTS DESIGNATED BY THE FUND.

    A. The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from shareholders and brokers, accepting shareholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of shareholders and shareholder accounts under applicable tax law, establishing shareholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.

    B. To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

    C. Initially the Fund or its designees shall be responsible for the following: (i) answer and respond to phone calls from shareholders and broker-dealers, and (ii) scan items into DST's AWDTM System as such calls or items are received by the Fund, and (iii) enter and confirm wire order trades.

22. TERMINATION OF AGREEMENT.

    A. This Agreement shall be in effect for an initial period of three (3) years and thereafter may be terminated by either party as of the last day of the then current term by the giving to the other party of at least six (6) month's prior written notice, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least six (6) months prior to the end of the then current term, this

        Agreement shall automatically extend for the longer of additional, successive three (3) year terms or for the period set forth in any new Fee Schedule as the period during which such Fee Schedule shall be effective, each such successive three (3) year term or other period set forth in any new Fee Schedule, as applicable, being a new "term" of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 22. B.

    B. Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

        (1) The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

        (2) Failure by the other party or its assigns to perform its duties in accordance with the Agreement, which failure materially adversely affects the business operations of the first party and which failure continues for thirty (30) days after receipt of written notice from the first party.

    C. In the event of termination, the Fund will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of the Fund to the designated successor transfer agent, to provide reasonable assistance to the Fund and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein "reasonable assistance" and "other information" shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

23. CONFIDENTIALITY.

    A. DST agrees that, except as provided in the last sentence of Section 19.J. hereof, or as otherwise required by law, DST will keep confidential all records of and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the consent of the Fund.

    B. The Fund agrees to keep confidential all financial statements and other financial records received from DST, the terms and provisions of this Agreement, all accountant's reports relating to DST, and all manuals, systems and other technical information and data, not publicly disclosed, relating to DST's operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST.

    C. (1) The Fund acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of shareholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively "DST Confidential Information") which the Fund's access to the TA2000 System or computer hardware or software may permit the Fund or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST. The Fund agrees to maintain the confidentiality of the DST Confidential Information.

        (2) The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a tade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Fund will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

        (3) The Fund acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Fund consents to the obtaining of such injunctive relief. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years.

24. CHANGES AND MODIFICATIONS.

    A. During the term of this Agreement DST will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST's standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

    B. DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

    C. All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

25. SUBCONTRACTORS.

    Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, the U.S. mails and telecommunication companies, provided, if DST selected such company, DST shall have exercised due care in selecting the same.

26. LIMITATIONS ON LIABILITY.

    A. If the Fund is comprised of more than one Portfolio, each Portfolio shall be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

    B. Notice is hereby given that a copy of the Fund's Trust Agreement and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer or shareholder of the Fund individually.

27. MISCELLANEOUS.

    A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

    B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

    C. The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

    D. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

    E. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

    F. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    G. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

    H. This Agreement may not be assigned by the Fund or DST without the prior written consent of the other.

    I. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Fund. This Agreement is between DST and the Fund and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

    J. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

    K. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

    L. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

    M. All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

                  If to DST:
                           DST Systems, Inc.
                           210 W 10th Street 7th Floor
                           Kansas City, Missouri 64105
                           Attn:  Group Vice President-Full Service
                           Facsimile No.:  816-843-7502

                  With a copy of non-operational notices to:

                           DST Systems, Inc.
                           333 West 11th Street, 5th Floor
                           Kansas City, Missouri 64105
                           Attn:  Legal Department
                           Facsimile No.:  816-435-8630

                  If to the Fund:

                           Water Island Capital, LLC
                           650 Fifth Ave., Sixth Floor
                           New York, NY 10019
                           Attn:    Matthew Hemberger
                           Facsimile No.:  212-259-2698

                  or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

    N. DST and the Fund (including all agents of the Fund) agree that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit for employment or offer employment to any employees of the other.

    O. The representations and warranties contained herein shall survive the execution of this Agreement. The representations and warranties contained in this Section, Section 27.O. and the provisions of Section 8 hereof shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

                                 DST SYSTEMS, INC.

                                 By:
                                    --------------------------------------------


                                 Title:
                                       -----------------------------------------


                                 THE ARBITRAGE FUND

                                 By: /s/
                                     -------------------------------------------


                                 Title /s/:
                                       -----------------------------------------

                                                                 EXHIBIT A, P. 1
                                                                    FULL SERVICE
                                                                    FEE SCHEDULE

                                            ARBITRAGE FUNDS
                                    TRANSFER AGENCY FEE SCHEDULE
                                    JULY 1, 2005 - JUNE 30, 2009

A.   COMPLEX/CUSIP MINIMUM FEES

     Complex Minimum Fee (Includes 2 CUSIPS)                                    $50,000 per year
     CUSIPS Greater Than 2                                                      $17,500 per CUSIP per year

     (NOTE:  MINIMUM APPLIES UNLESS CHARGES INCLUDED IN SECTION B EXCEED THE MINIMUM.)

B.   ACCOUNT MAINTENANCE AND PROCESSING FEES

     Open Accounts
         Level 3 Accounts                                                       $25.00 per account per year
         Non-Level 3 Accounts                                                   $30.00 per account per year

     Closed Accounts                                                            $3.50 per account per year

C.   OTHER SERVICES

     Lost Shareholder Compliance                                                $1.40 per lost S/H account +
                                                                                $1.80 per database match
     12b-1 Processing                                                           $0.21 per open & closed acct
                                                                                per cycle
     CDSC/Sharelot Processing                                                   $2.34 per account per year
     Anti-Money Laundering Fees
          Foreign Accts                                                         $0.20 per open acct per year
          Non-Foreign Accts                                                     $0.15 per open acct per year
          (subject to a $100 monthly management company minimum)
     Ad-Hoc Reporting (Total of 5 of any type bundled monthly):
         Multi File Reports                                                     $475 per report
         Single Reports                                                         $300 per report
     Escheatment Costs                                                          $150 per CUSIP per filing +
                                                                                $1.78 per item + OOP Costs
     Telephone Calls (Inbound + Outbound)                                       $4.50
     Omnibus Accountlets
          Remote                                                                $0.60 per accountlet
          Full Service                                                          $0.85 per accountlet

                                                                  EXHIBIT A, P.2
                                                                    FULL SERVICE
                                                                    FEE SCHEDULE

    Short-Term Trader
          90 Days Or Less                                                       $0.06 per account
          91 Days - 180 Days                                                    $0.12 per account
          181 Days - 270 Days                                                   $0.18 per account
          271 Days - 366 Days                                                   $0.24 per account
          367 Days - 2 Years                                                    $0.36 per account

     TA2000 Voice System                                                        Exhibit 1
     NSCC                                                                       Exhibit 2
     Financial Intermediary Interfaces                                          Exhibit 3
     Fund Closing/Deconversion                                                  Exhibit 4
     Vision(R)                                                                  Exhibit 5

     Conversion/Acquisition Costs - Out of Pocket expenses including, but not limited to travel and accommodations, programming, training, equipment installation, etc.

     *   Computer/Technical Support (2005 Rates) Business Analyst/Tester:
                  Dedicated                                                     $113,722 per year
                  On-Request                                                    $100.90 per hour
         COBOL Programmer:
                  Dedicated                                                     $191,738 per year
                  On-Request                                                    $152.30 per hour
         Workstation Programmer:
                  Dedicated                                                     $219,754 per year
                  On-Request                                                    $180.40 per hour
         Full Service Support:
                  Senior Staff Support                                          $75.00 per hour
                  Staff Support                                                 $55.00 per hour
                  Clerical Support                                             $45.00 per hour

D.   SHAREHOLDER PAID FEES

     Fiduciary Fee (Paid by Shareholder)                                        $15.00 per SSN per year
                                                                                Per plan type

                                                                  EXHIBIT A, P.3
                                                                    FULL SERVICE
                                                                    FEE SCHEDULE

E.   AWD(R)

     Remote AWD Client Desktop/User                           $2,184 per year
     Remote AWD Data Center Connection                        $2,600 per year


NOTES TO THE ABOVE FEE SCHEDULE

OPEN AND CLOSED ACCOUNTS FEES

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined. The "Purge Date" for any year shall be any day after June 1st of that year, as selected by the Fund, provided that written notification is presented to DST at least forty-five (45) days prior to the Purge Date.

FEE INCREASES

The fees and charges set forth in this fee schedule shall increase annually upon each anniversary of this Agreement over the fees and charges during the prior 12 months in an amount based on the annual percentage of change in the Consumer Price Index (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an "*" are subject to change with 60 days notice. In the event that this Agreement was not signed as of the first day of the month, the fees and charges increase shall be effective as of the first day of the month immediately following the month during which the anniversary occurred.

LATE FEES

Any fees or reimbursable expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1.5% per month until payment is received.

REIMBURSABLE EXPENSES

This schedule does not include reimbursable expenses that are incurred on the Fund's behalf. Examples of reimbursable expenses include, but are not limited to the items listed below.

REIMBURSABLE EXPENSES

      Forms and Postage (to be paid in advance if so requested)
      Mailing Services
      Computer Hardware and Software - specific to Fund or installed at remote site at Fund's direction
      Telecommunications Equipment and Lines/Long Distance Charges
      Magnetic Tapes, Reels or Cartridges

                                                                  EXHIBIT A, P.4
                                                                    FULL SERVICE
                                                                    FEE SCHEDULE

      Magnetic Tape Handling Charges
      Microfiche/Microfilm
      Freight Charges
      Printing
      Bank Wire and ACH Charges

      Proxy Processing - per proxy mailed not including postage
           Includes: Proxy Card, Printing, Outgoing Envelope, Return Envelope,
                     Tabulation and Certification

      T.I.N. Certification (W8 & W9)
           (Postage associated with the return envelope is included)
      Off-site Record Storage
      Second Site Disaster Backup Fee (per account) Currently $.20, subject to change annually Travel, Per Diem and other Billables incurred by DST personnel traveling to, at and from the Fund at the request of the Fund.

                         TA2000 VOICE SYSTEM                      EXHIBIT 1, P.1
                                                                    FEE SCHEDULE

PER CALL SERVICE FEE

Utilization of DST's TA2000 Voice System is based on a service fee of $.23 per call. Each call has a maximum duration of seven (7) minutes. This charge is a flat rate regardless of the number or type of transactions that a shareholder processes during the call. A given call could result in inquiries and/or transactions being processed for various funds in the complex. Therefore, on a monthly basis, DST will report the number of inquiries and/or transactions processed by fund. A percentage of the total will be derived and reported for each fund. As a result of this process, DST will allocate the charges among the individual funds.

MULTIPLE CALL FLOWS

An additional fee of $525 per month will be charged for each additional call flow that requires different flows, functions, vocabulary, processing, rules or access method. An additional fee of $210 per month will be charged for each additional call flow that is identical in flows, functions, vocabulary, processing rules or access method.

MINIMUM MONTHLY CHARGE

DST's commitment to the reliability and continued enhancement of the TA2000 Voice System necessitates a minimum monthly charge for the service. The minimum monthly charge will only be assessed when it is greater than the monthly service fees. The minimum monthly charge will be implemented on a graduated basis based on the number of CUSIPS and shareholders in a fund complex and is the sum of the CUSIP and account charges. The schedule for this charge is as follows:

               YEARS                           CHARGE PER                       CHARGE PER
                OF                          CUSIP AUTHORIZED                    SHAREHOLDER
              SERVICE                         FOR SERVICE*                       ACCOUNT**
                 1                                $ 56                             $.003
                 2                                $ 83                             $.004
                 3                                $111                             $.005


          * CUSIPS ADDED TO THE SERVICE will be subject to the same minimums being charged to the other CUSIPS in the complex at the time the CUSIPS are added.

         ** THE PER ACCOUNT CHARGE is based on the total number of shareholder accounts in authorized CUSIPS at the end of each month.

OUT OF POCKET COSTS

Each fund complex will require a unique WATS number for their shareholders to call. Each WATS number will require a specific number of trunks to service a given volume of shareholder calls. All installation and monthly usage charges associated with these will be billed through monthly out-of-pocket invoices.

                                                                  EXHIBIT 2, P.1

                      NSCC FEES AND OUT-OF-POCKET EXPENSES

DST FEES

        DST charges $1,663 per CUSIP per year for the NSCC platform

NSCC PARTICIPANT FEES

        The NSCC charges $40 per month per NSCC Participant any for CPU access/shared line costs.

        A combined participant base fee of $200 per month is charged for the following services:

        FUND/SERV:

        The NSCC charges an activity charge of $.175 per inputted transaction. Transactions include purchases, redemptions and exchanges.

        NETWORKING:

         - $.02 per account for funds paying dividends on a monthly basis
         - $.01 per account for funds paying dividends other than monthly

       COMMISSION SETTLEMENT:

         - $.30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge
         - $.20 per hundred records, per month, for 500,001 to 1,000,000 records
         - $.10 per hundred records, per month, for 1,000,001 records and above

         MUTUAL FUND PROFILE SERVICE MONTHLY MEMBERSHIP FEE

         - $325.00 per month

SETTLING BANK FEES

         The fund may be charged fees by the Funds Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between the Fund and the Settling Bank.

                                                                  EXHIBIT 3, P.1

                                   FINANCIAL INTERMEDIARY/THIRD PARTY ADMINISTRATOR FEES

BASE FEE (PER INTERMEDIARY PER MONTH)                                                    $111.00

PHONE CALLS (INBOUND/OUTBOUND)                                                         $4.44 (1)


TRANSACTIONS:

              Manual Same Day (T) Processing/Settlement
              Environments (not processed until money received)                   $3.88/each (1)


              Manual or Automated Non-Same Day (T+x) Processing/
              Settlement Environments (systematic "as-of" T NAV,
              adjusted supersheets, expedited money movement)                       $12.20/each


ALL INBOUND ELECTRONIC DATA TRANSMISSIONS

Data Transmissions/Interfaces:
  First 10 Intermediaries                                                    $56/intermediary/mo
  Next 15 Intermediaries                                                     $44/intermediary/mo
  Intermediaries over 25                                                     $34/intermediary/mo

Initial Set-up                                         Standard Programming/Client Services Fees

Note: DST will assess charges to receivers of outbound electronic data transmissions comprised of an initial setup fee, and a monthly fee based on the number of management companies being accessed.

(1) If the Transfer Agency fee agreement has lower stated rates for phone calls and manual same day (T) transactions DST will honor those stated rates.

                                                                  EXHIBIT 4, P.1

                    FUND CLOSING / DECONVERSION FEE SCHEDULE

================================================================================

     Fees effective as of fund closing or deconversion:

         Closed Accounts                               As stated in fee schedule

         Closed CUSIP Fee                        $167 per closed CUSIP per month


         Above charges are effective through May of the following year to compensate DST for tax reporting and statement production.

     Programming

          As required at DST's then current standard rates.

     Reimbursable Expenses

     This schedule does not include reimbursable expenses that are incurred on the Fund's behalf. Examples of such reimbursable expenses include but are not limited to forms, postage, mailing services, telephone line/long distance charges, transmission of statement data for remote print/mail operations, remote client hardware, document storage, tax certification mailings, magnetic tapes, printing, microfiche, Fed wire bank charges, ACH bank charges, NSCC charges, as required or incurred, etc. Reimbursable expenses are billed separately from Account Maintenance and Programming fees on a monthly basis.

                                                                  EXHIBIT 5, P.1

                        VISION(R) MUTUAL FUND GATEWAY(1)

================================================================================

ID CHARGES

NUMBER OF ID BREAKPOINTS   ID CHARGE BREAKPOINTS
------------------------   ---------------------
1 - 500                    $5.00 per month/per ID for each of the first 500 IDs
501 - 1,000                $4.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000              $3.00 per month/per ID for each of the next 1,000 IDs
2,001 - 3,000              $2.00 per month/per ID for each of the next 1,000 IDs
3,001 - +                  No charge for each additional ID over 3,000


INQUIRY

Initial Set-up Fee                                                 None
Standard Per View Charge                                           $0.05
Global Book of Business - Rep                                      $0.025
Global Book of Business - Dealer (Vision Home Office)              $0.025
Statement Retrieval Charge                                         $0.05
Monthly Minimum                                                    None
Monthly Statement Interface Support Charge (1)                     $1,300

A view is defined as the complete process of an information request being initiated by the Vision User to the underlying record keeping system, including, but not limited to, requests for statement presentment, and the corresponding response returned from the underlying record keeping system to the Vision User's browser. Each statement presented shall be a separate view and therefore be a separate charge, i.e., any related statement or historical statement, even if referred to on the requested statement, shall be a separate Per View Charge. Further, the Per View Charges do not cover any charges or expenses the Customer may incur from their statement vendor.

(1) THE MONTHLY STATEMENT INTERFACE SUPPORT CHARGE SHALL ONLY BE IMPOSED IF CUSTOMER ELECTS TO OFFER MONTHLY STATEMENTS AS A PART OF THE VISION SERVICES. IF CUSTOMER USES DST OUTPUT, LLC OR A SUBSIDIARY OF DST OUTPUT, LLC AS ITS STATEMENT VENDOR, THE MONTHLY STATEMENT INTERFACE SUPPORT CHARGE WILL BE WAIVED.

EMAIL ALERTS
Per email charge                                  $0.05 regardless of the number
                                                  of confirmations included in
                                                  the email

TRANSACTION PROCESSING
Initial Set-up Fee
         Existing FAN Users                       $2,500
         All Others                               $5,000
Purchase, Redemption, Exchange, Maintenance       $0.10 each


----------------------
(1) Requires execution of a separate agreement.

                                                                  EXHIBIT 5, P.2

                          VISION(R) MUTUAL FUND GATEWAY

================================================================================

NSCC Reject Processing (per reject)                      $0.10 each
New Account Establishment (each new account              $0.35
transaction may contain one or more new accounts)

Monthly Minimum (2)                                       the greater of $500 or
                                                          actual usage charge

(2) Per View Charges and Per ID Charges shall not be considered with calculating the monthly minimum charge for Transaction Processing. $500 monthly minimum does not apply to NSCC Reject Processing.

VOLUME DISCOUNTS

Discount Schedule (monthly)        (3)
                                   $7,500 - $15,000               20%
                                   $15,001 - $30,000              25%
                                   $30,001 - $45,000              30%
                                   $45,001 - +35%

(3) Volume discounts apply to all Inquiry and Transaction Processing fees. ID charges and Email Alerts are not included in discount calculations. The percentage discount is applied incrementally to the dollars associated with each breakpoint.